Exhibit 99.1

KIMBALL ELECTRONICS, INC. ANNOUNCES APPOINTMENT OF ADDITIONAL DIRECTOR
JASPER, Ind.--(BUSINESS WIRE)--Kimball Electronics, Inc. (Nasdaq: KE), announces the expansion of its Board of Directors and appointment of a new director at its regularly scheduled Board Meeting on September 13, 2022.
Tom Vadaketh was selected to the Company’s Board of Directors (the “Board”), effective as of the September meeting. Mr. Vadaketh will serve on the Audit Committee and will stand for election to a full term at the 2022 Annual Meeting of Share Owners in November.
Mr. Vadaketh serves as Chief Financial Officer of Bausch Health (NYSE:BHC) (TSX:BHC), which develops, manufactures, and markets pharmaceuticals, over-the-counter products, and medical devices globally, primarily in the therapeutic areas of eye-health, gastroenterology, and dermatology.
Prior to joining Bausch Health in January 2022, Mr. Vadaketh served as Executive Vice President and Chief Financial Officer of eResearch Technology, Inc. from September 2018 to December 2021, where he was responsible for leading the Finance function including controllership, treasury, taxation, and financial planning.
Prior to that, he was Executive Vice President and Chief Financial Officer of Cambrex Corporation. In addition, Mr. Vadaketh spent over 20 years at Procter & Gamble and Tyco International, where he held several roles of increasing responsibility at both companies.
Mr. Vadaketh received a degree from the Institute of Chartered Accountants in England and Wales (ACA) and an M.B.A. from Manchester Business School. He is a Certified Public Accountant.
“Speaking on behalf of our Board, it is an honor to have Tom join us with his well-rounded financial expertise, vast experience with major multinational organizations, and demonstrated leadership in a variety of global businesses driving both organic growth and strategic acquisitions,” said Don Charron, Chairman of the Board and Chief Executive Officer. “Tom further enhances our Board’s distinct and valuable skill sets as we continue to build lasting relationships and global success with our stakeholders. We expect to learn a lot from Tom so that we become an even better company while creating quality for life.”

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.